 Exhibit 99.2

[MERCHANTS MUTUAL INSURANCE COMPANY LETTERHEAD]

March 20, 2006

Mr. Thomas E. Kahn, Chairman

Merchants Group, Inc.

c/o 200 North Broadway

Suite 825

St. Louis, Missouri 63102

Dear Mr. Kahn:

I have been authorized by the Board of Directors of Merchants Mutual Insurance Company ("Merchants Mutual") to contact you in your capacity as Chairman of Merchants Group, Inc. ("MGI") to express Merchants Mutual's interest in acquiring MGI.

It has been over one year since MGI publicly announced that it had retained an investment banking firm to help it explore strategic alternatives for its long term development. Apparently, MGI has not yet identified any such alternatives. Given this, plus the fact that the Services Agreement among Merchants Mutual, MGI and MGI's wholly owned subsidiary, Merchants Insurance Company of New Hampshire, Inc. ("MNH"), and the Reinsurance Pooling Agreement between Merchants Mutual and MNH can be cancelled as of December 31, 2007, which is less than two years from now, Merchants Mutual believes that its acquisition of MGI offers a fair and reasonable way for the parties to those Agreements to avoid any business interruptions or disruptions if those Agreements are terminated.

In that regard, Merchants Mutual is prepared to negotiate an all cash acquisition (by way of tender offer and/or merger) of all issued and outstanding shares of MGI's common stock at a price of $29.00 per share (the "Indicated Price").

The only foreseeable conditions to a closing that we anticipate are any approvals required from State Insurance Departments, which we are highly confident can be obtained in a relatively short time, and assurances from A.M. Best Company and Fitch Ratings that their respective ratings of Merchants Mutual and MNH will not be reduced as a result of Merchants Mutual's acquisition of MGI. There would not be any financing contingency to any offer that Merchants Mutual might ultimately make based on the Indicated Price.

We understand and appreciate that the Indicated Price is less than both MGI' s GAAP and STAT book values per share, as well as recent closing prices for MGI's common stock on the American Stock Exchange. However, we believe that the Indicated Price is within the range that MGI's shareholders will find acceptable for an all cash offer for all shares, given the absence of a significant public market for their shares, and will allow them to avoid the risks, timing issues and costs involved in liquidating or maintaining their holdings.

We are prepared to meet with you and your advisors at your earliest convenience. Please contact me to arrange for such a meeting.

Our offer to negotiate an all cash offer at the Indicated Price will remain outstanding until the close of business on April 4, 2006. We will, however, consider extending that date through April 21, 2006, if you advise me by April 4th that MGI's Board of Directors requires additional time to evaluate this offer.

MERCHANTS MUTUAL INSURANCE COMPANY

By: /s/ Bryant H. Prentice, III
Bryant H. Prentice, III
Chairman of the Board